Exhibit 99.1

WESTERN GAS RESOURCES, INC.

PROVIDES OPERATIONAL UPDATE

DENVER, October 4, 2005.  Western Gas Resources, Inc. (“Western” or the “Company”) (NYSE:WGR) today announced an operational update.

Production Operations.

Powder River Basin Coal Bed Methane (“CBM”).  The Company is on track to complete its planned 850-well drilling program for 2005 and may drill up to 875 wells.  Western and its co-developer have received permits covering all of the Company’s 2005 federal drilling program and have also received permits for over 400 federal wells in their 2006 drilling program.  Additional applications for the 2006 federal drilling program have been submitted to the Bureau of Land Management.  The Company and its co-developer have also received water discharge permits for approximately 72 percent of its 2005 drilling program.  Applications for water discharge permits for the remainder of the 2005 drilling program have been reviewed by the Wyoming Department of Environmental Quality (“DEQ”) and approval is anticipated within the next few weeks.  Most of the remaining permits have been modified to utilize more treatment options.  Western will continue to examine a number of different water handling options for future permits and utilize the one that best fits the various conditions of water quantity and quality in each specific area.  Net Powder River Basin CBM production averaged approximately 118 million cubic feet per day (“MMcfd”) in August 2005.

In the Big George area, industry-wide coal bed methane production was over 260 MMcfd in July 2005.  Gross production for Western from eight pilots in the Big George coal fairway was 134 MMcfd as of September 28, 2005, a 24 percent increase from June 30, 2005 and 109 percent increase from a year ago.  Two new Big George pilots began producing gas during the third quarter.  Savageton, which is approximately 10 miles north of the Company’s existing All Night Creek development in the shallower, thinner Big George, required minimal dewatering time and is producing approximately 4.4 MMcfd from 35 wells.  Powder Valley, which is near an existing development area in the deeper thicker area of the Big George, began producing gas after four months of dewatering and is producing approximately 3.1 MMcfd, primarily from two of the wells.  Six additional Big George pilots in various stages of development and dewatering should begin producing gas over the next 6 to 18 months.  Additional pilots are in early development stages.

Greater Green River Basin.  To date in 2005, the Company has participated in or is in the process of drilling 70 gross wells on the Pinedale Anticline and expects to participate in 85 to 90 wells in 2005.  In August 2005, one of Western’s partners received approval from the Wyoming Oil and Gas Conservation Commission for 10-acre increased density in the northern portion of the Anticline.  Western’s partner also reached total depth of 19,520 feet on the Stewart Point 15-29, a Rock Springs and Blair formations test on the Anticline.  Western has an approximate seven percent working interest in the well.  Net production in the Pinedale Anticline, Jonah Field and Sand Wash Basin averaged approximately 46 million cubic feet equivalent per day (“MMcfed”) in August 2005.

Total net production for the Company averaged approximately 178 MMcfed in August 2005.

Midstream operations.

The Company’s gathering and processing operations have continued to benefit from strong commodity prices and increasing throughput volumes.  Total gathering throughput volumes averaged 1.48 billion cubic feet per day (Bcfd) in August 2005.

CEO Comments

Peter Dea, CEO and President commented, “To date our production and drilling are on track to meet or slightly exceed our earlier stated goals for the year.  We are in better shape today than we have been in years in obtaining drilling and water discharge permits in the Powder River Basin CBM play.  Our permits for drilling on federal acreage in 2005 are complete and we are making significant progress with our 2006 program.  We are working actively with the Wyoming DEQ and expect to have the necessary water discharge permits to complete our 2005 drilling program.  We are also very excited with the ongoing performance of the Big George coal fairway development, where Western and our co-developer are producing over 134 MMcfd.  Drilling in the Pinedale Anticline is also proceeding well.  Our expected participation in 85 to 90 wells in 2005 exceeds our original estimate of 80 wells.  Our gathering and processing operations are also doing very well and we continue to see growth in many of our operating areas.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding natural gas and NGL production, drilling plans, permitting and midstream operating performance.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate.  These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, the timeliness of federal and state permitting activity, well performance, expenditure of capital, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com